Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
610 Fifth Ave
New York, NY 10020

CONTACT:	Emerson Radio Corp. or:	Investor Relations:
	Greenfield Pitts	Robert Maffei
	Chief Financial Officer	Investor Relations Manager
	(212) 897-5441	(973) 428-2098

Brainerd Communicators
Denise Roche
(212) 986-6667

Media Relations:
Brainerd Communicators, Inc.
Scott Cianciulli
(212) 986-6667
Friday, February 13, 2009
EMERSON RADIO CORP. REPORTS FISCAL 2009 THIRD QUARTER RESULTS
PARSIPPANY, N.J. — February 13, 2009 — Emerson Radio Corp. (NYSE Alternext US, LLC: MSN) today reported financial results for its third quarter ended December 31, 2008.
Net revenues for the third quarter of fiscal 2009 were $60.3 million, a decrease of $15.5 million compared to net revenues in the third quarter of fiscal 2008. The decrease in net revenues during the third quarter of fiscal 2009 was primarily due to lower sales of the Company’s traditional audio products and iPod ® accessories, and Mattel ® licensed themed products.
Operating loss for the third quarter of fiscal 2009 was $2.4 million compared to an operating loss of $1.7 million during the third quarter of fiscal 2008. Operating loss for the third quarter increased compared to the prior year primarily as a result of the lower revenue, coupled with softer margins in the fiscal 2009 third quarter, partially offset by lower SG&A expenses.
Net loss for the third quarter of fiscal 2009 was $2.1 million, or $0.08 per diluted share, compared to a net income of $1.1 million, or $0.04 per diluted share, for the third quarter of fiscal 2008.
“Emerson’s fiscal third quarter results were negatively impacted by the continuing economic downturn and the resulting effect it had on our retail partners who tightened inventory levels to cope with slower sales. Management is mindful that the current economic slowdown may persist for several quarters, and we have taken steps to reduce costs and expenses of our operations, as evidenced by a 24% decline in SG&A and other operating costs in the third quarter of fiscal 2009 as compared to the third quarter of fiscal 2008. In addition, our balance sheet remains strong with almost $16 million in cash and no long-term debt,” said John Spielberger, President of North American Operations. “Looking ahead, we will continue to look at all strategic options to improve efficiencies throughout the organization and further improve operations to better position the Company to drive sales. This includes continuing to redesign products and working with our retail partners to gain shelf space for products with the Emerson brand — a respected name which consumers associate with value and reliability.”
About Emerson Radio Corp.
Emerson Radio Corporation (NYSE Alternext US, LLC: MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, worldwide, a variety of consumer electronics and home appliances including microwaves and wine coolers, clock radios, full lines of televisions and other video products, and audio and home theater products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net revenues
Net revenues	$60,247	$75,543	$158,434	$185,969
Net revenues-related party	—	246	15	370

	60,247	75,789	158,449	186,339

Costs and expenses:
Cost of sales	55,724	68,191	141,106	164,832
Cost of sales-related party	—	232	—	232
Other operating costs and expenses	2,063	1,434	4,787	4,778

Selling, general and administrative expenses (exclusive of reimbursement claim-related party)	4,851	7,651	14,475	17,748
Reimbursement claim-related party	—	—	313	—
	62,638	77,508	160,681	187,590

Operating (loss)	(2,391)	(1,719)	(2,232)	(1,251)
Gain on sale of building	—	—	—	854
Gains on foreign exchange forward contracts	—	515	—	515
Interest income (expense), net	5	(76)	186	(72)
Interest income-related party	—	—	—	163

Unrealized holding (losses) on trading securities	(410)	—	(431)	—
Realized gains on trading securities	91	—	623	—

(Loss) income before income taxes and minority interest	(2,705)	(1,280)	(1,854)	209
Provision (benefit) for income taxes	(616)	(2,394)	610	1,937
Minority interest in loss of consolidated subsidiary	—	—	(133)	—

Net (loss) income	($2,089)	$1,114	($2,331)	($1,728)

Net (loss) income per share:
Basic	($0.08)	$0.04	($0.09)	($0.06)
Diluted	($0.08)	$0.04	($0.09)	($0.06)
Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,125
Diluted	27,130	27,136	27,130	27,125

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2008	March 31, 2008(A)
	(Unaudited)

Cash and cash equivalents	$15,681	$14,444
Restricted cash	96	0
Foreign exchange forward contracts	—	134
Accounts receivable (less allowances of $4,325 and $4,148, respectively)	17,031	17,289
Due from affiliates	78	765
Inventory, net	30,363	24,854
Deferred tax assets	4,654	5,412
Other current assets	3,982	4,377

Total current assets	71,885	67,275

Property, plant and equipment, net	1,633	1,902
Investments in marketable securities	7,090	11,948
Other assets	6,948	6,804

Total assets	$87,556	$87,929

Current liabilities	25,112	22,978
Long-term borrowings	81	142
Other long term debt	81	57
Minority interest	—	133
Shareholders’ equity	62,282	64,619

Total liabilities and equity	$87,556	$87,929

(A)	Reference is made to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 filed with the Securities and Exchange Commission in July 2008. The Company filed a 10-K/A in July 2008.